Exhibit 23.1

CONSENT OF THE INDEPENDENT AUDITORS

To the Supervisory Board and Board of Management of Koninklijke Philips Electronics N.V.

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 7, 2003, relating to the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, included in the December 31, 2002 annual report on Form 20-F of Koninklijke Philips Electronics N.V.

Eindhoven, The Netherlands

March 28, 2003.	KPMG ACCOUNTANTS N.V. /s/ KPMG Accountants N.V.